Exhibit 99.1

FOR IMMEDIATE RELEASE

Merrimack Pharmaceuticals Reports Third Quarter 2012 Financial Results

Five novel therapeutic candidates progressing through clinical development, including one Phase 3 trial in second line pancreatic cancer and four Phase 2 trials in multiple cancer indications

Proprietary Network Biology platform driving discovery and development of each candidate and its companion diagnostic

Cambridge, Mass., November 14, 2012 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer, today announced its third quarter 2012 financial results.

“This past quarter we hit a key milestone of presenting initial clinical data on MM-121 and MM-111 in the combination setting showing that ErbB3 is a promising target,” said Robert Mulroy, President and CEO of Merrimack.  “As we look to the year ahead, we are excited to continue moving both of these molecules as well as the rest of our novel pipeline forward in clinical development and to present the first Phase 2 data on MM-121, the most advanced of our Network Biology-derived therapeutics.”

Merrimack will host a conference call on Thursday, November 15 at 11 a.m., Eastern time, to provide a brief update on its development pipeline, including a description of the Phase 2 clinical trial for MM-111, Merrimack’s ErbB3 (HER3) inhibitor for the ErbB2 (HER2) positive setting.  The call will also provide a summary of third quarter financials.  Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 55448769.  A listen-only webcast of the call can be accessed in the Investor Relations section of Merrimack’s website, http://investors.merrimackpharma.com, and a replay of the call will be archived there.

Key Recent Accomplishments, Upcoming Milestones and Conferences

In the past few months, Merrimack achieved a number of significant accomplishments, including the presentation of initial clinical data on both MM-121, Merrimack’s ErbB3 inhibitor partnered with Sanofi, in combination with paclitaxel, and MM-111, in combination with multiple agents, at the European Society for Medical Oncology (ESMO) meeting.

Merrimack anticipates the following milestones in the next 12 months:

•                  Completion of enrollment and announcement of top line data on the NAPOLI-1 study, MM-398’s global Phase 3 clinical trial in gemcitabine-resistant pancreatic cancer;

•                  Completion of enrollment in several Phase 2 clinical trials;

•                  Announcement of top line data from several MM-121 Phase 2 clinical trials;

•                  Presentation on a Phase 1 monotherapy study of MM-302, Merrimack’s HER2-targeted nanotherapeutic encapsulation of doxorubicin, at the San Antonio Breast Cancer Symposium, December 4-8, 2012;

•                  Initiation of a Phase 2 clinical trial for MM-111 in second line gastric cancer;

•                  Initiation of a Phase 1 clinical trial for MM-141, an IGF signaling inhibitor that will represent Merrimack’s sixth novel therapeutic to enter clinical development; and

•                  Initiation of a Phase 1 clinical trial for MM-DX-929, an imaging diagnostic for Merrimack’s nanotherapeutics.

Merrimack expects to present at the following investor and scientific conferences in the coming months:

•                  J.P. Morgan SMid Cap Conference, November 29, 2012 in New York, New York;

•                  San Antonio Breast Cancer Symposium, December 4-8, 2012 in San Antonio, Texas;

•                  Oppenheimer 23rd Annual Healthcare Conference, December 12-13, 2012 in New York, New York;

•                  Bank of America Merrill Lynch 2012 Healthcare One-on-One Conference, December 13, 2012 in Denver, Colorado; and

•                  J.P. Morgan 2013 Healthcare Conference, January 6-10, 2013 in San Francisco, California.

Third Quarter 2012 Financial Results and Financial Outlook

Merrimack reported a net loss of $23.3 million for the third quarter of 2012, compared to $18.7 million for the third quarter of 2011. Net loss per share available to common stockholders for the third quarter of 2012, both basic and diluted, was $0.25 per share, compared to a loss of $1.81 per share for the third quarter of 2011.  This decrease in net loss per share available to common stockholders was primarily attributable to an increase in the number of weighted-average common shares used in computing net loss per share available to common stockholders as a result of Merrimack’s April 2012 initial public offering in which all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock and in which Merrimack issued 15,042,459 new shares of common stock.

Collaboration revenues for the third quarter of 2012 were $11.3 million, compared to $8.6 million for the third quarter of 2011, an increase of $2.7 million, or 31%. This increase was a result of increases in development, milestone and manufacturing revenues recognized under the 2009 license and collaboration agreement with Sanofi for the development and commercialization of MM-121.

Research and development expenses for the third quarter of 2012 were $30.9 million, compared to $23.9 million for the third quarter of 2011, an increase of $7.0 million, or 29%. This increase was primarily attributable to $3.9 million of increased overall spending on the MM-398 program related to Merrimack’s ongoing Phase 3 clinical trial coupled with $2.8 million of increased spending on preclinical programs, general research and discovery due to an increase in the number of preclinical programs in the pipeline, and increased costs associated with each preclinical program as they approach clinical development, including increased costs of $0.8 million due to IND-enabling activities related to MM-141.

General and administrative expenses for the third quarter of 2012 were $4.3 million, compared to $3.3 million for the third quarter of 2011, an increase of $1.0 million, or 30%. This increase was primarily attributable to an increase in labor and labor-related costs, including increased stock compensation expense of $0.3 million, and increased rent, insurance and pre-commercialization costs.

On November 8, 2012, Merrimack entered into a Loan and Security Agreement with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) pursuant to which a term loan of up to an aggregate principal amount of $40.0 million is available to Merrimack. The Loan and Security Agreement provides for an initial term loan advance of $25.0 million, which closed on November 8, 2012, and an additional term loan advance of up to $15.0 million, which is available at any time through December 15, 2012 upon Merrimack’s request.  The term loan bears interest at an annual rate equal to the greater of 10.55% and 10.55% plus the prime rate of interest minus 5.25%, but may not exceed 12.55%.  The Loan and Security Agreement provides for interest-only payments for twelve months and repayment of the aggregate outstanding principal balance of the loan in monthly installments starting on December 1, 2013 and continuing through May 1, 2016.  If Merrimack receives aggregate gross proceeds of at least $75 million in one or more transactions prior to December 1, 2013, including pursuant to a financing or collaboration, Merrimack may elect to extend the interest-only period by 6 months so that the aggregate outstanding principal balance of the loan would be repaid in monthly installments starting on June 1, 2014 and continuing through November 1, 2016.  There were no warrants issued related to the Loan and Security Agreement.  In addition, Merrimack paid a fee of $0.3 million upon closing and is required to pay a fee of $1.2 million at maturity. At Merrimack’s option, Merrimack may elect to prepay all or any part of the outstanding term loan without penalty.  In connection with the Loan and Security Agreement, Merrimack granted Hercules a security interest in all of Merrimack’s personal property now owned or hereafter acquired, excluding intellectual property but including proceeds from the sale, if any, of intellectual property, and a negative pledge on intellectual property. The Loan and Security Agreement also contains certain representations, warranties and non-financial covenants of Merrimack. Merrimack received net proceeds of $24.7 million from the term loan advance on November 8, 2012.

Merrimack expects its existing unrestricted cash and cash equivalents and investments on hand as of September 30, 2012 of $86.7 million, plus the $40.0 million term loan made available under the Loan and Security Agreement with Hercules, to be sufficient to fund operations into 2014.

About Merrimack

Merrimack Pharmaceuticals is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of serious diseases, with an initial focus on cancer. Merrimack applies Network Biology, its proprietary systems biology-based approach to biomedical research, throughout the research and development process. Merrimack currently has five targeted therapeutic oncology candidates in clinical development.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about the ability to translate clinical data into future clinical success, Merrimack’s anticipated milestones over the next 12 months, Merrimack’s presentations at upcoming investor and scientific conferences and expectations regarding the sufficiency of Merrimack’s cash balance to fund operating expenses and capital expenditures. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 14, 2012 and other reports Merrimack files with the SEC.

Investor & Media Contact:  Kathleen Petrozzelli Gallagher, Corporate Communications, Merrimack, 617-441-1043, kgallagher@merrimackpharma.com

MERRIMACK PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL RESULTS

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2011	2012(1)
Collaboration revenues	$8,582	$11,323
Operating expenses:
Research and development	23,913	30,885
General and administrative	3,306	4,312
Total operating expenses	27,219	35,197
Loss from operations	(18,637)	(23,874)
Other income and expenses	(87)	554
Net loss	(18,724)	(23,320)
Less net loss attributable to non-controlling interest	(125)	(121)
Net loss attributable to Merrimack Pharmaceuticals	$(18,599)	$(23,199)
Net loss per share available to common stockholders — basic and diluted	$(1.81)	$(0.25)
Weighted-average common shares used in computing net loss per share available to common stockholders — basic and diluted	11,389	93,724

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2011	September 30, 2012(1)
Cash and cash equivalents	$50,454	$27,909
Available-for-sale securities	—	58,759
Total assets	85,299	123,211
Convertible preferred stock	268,225	—
Common stock	118	940
Total stockholders’ (deficit) equity	(290,490)	12,797

(1) In April 2012, Merrimack closed the initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended. Merrimack sold an aggregate of 15,042,459 shares of common stock under the registration statement at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $98.1 million, after deducting underwriting discounts and commissions and other offering expenses payable by Merrimack but prior to the payment of accrued dividends on Merrimack’s Series B convertible preferred stock. Upon closing the initial public offering, all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of convertible preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B convertible preferred stock.

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